EXHIBIT 10.3

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 24th day of September, 2012 (the “Effective Date”), by and between AIR METHODS CORPORATION, a Delaware corporation (the “Company”), and Sharon J. Keck (“Executive”).

RECITAL

WHEREAS, the parties entered into that Employment Agreement dated January 1, 2003 (the “Original Agreement”) setting forth the terms and conditions for the employment relationship between Executive and the Company; and

WHEREAS, the parties desire to enter into this Agreement to update and amend certain terms and conditions set forth in the Original Agreement, including to clarify the intent of the parties that certain cash incentive payments are not used to compute severance amounts payable hereunder.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

AGREEMENT

1.             Employment Period.  The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.  Subject to termination as provided herein, the initial term of Executive’s employment hereunder shall continue through August 31, 2014 (the “Initial Term”).  Upon expiration of the Initial Term and each Renewal Term, this Agreement will automatically renew for subsequent one (1) year terms (each a “Renewal Term”) unless either the Company or Executive provides ninety (90) days’ advance written notice to the other party that such party does not wish to renew the Agreement for a subsequent Renewal Term.  In the event either party gives notice of nonrenewal pursuant to this Section 1, this Agreement will expire at the end of the then current term. The Initial Term and each subsequent Renewal Term are referred to collectively as the “Employment Period”.   Executive and the Company acknowledge that, except as may otherwise be provided by this Agreement or under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and Executive’s employment may be terminated by either Executive or the Company at any time for any reason, or no reason.

2.             Position and Duties.

(a)           During the Employment Period, Executive shall be employed as and hold the title of Chief Accounting Officer of the Company, with such duties and responsibilities that are customary for public company Chief Accounting Officer positions.  In addition, the Board or the Chief Financial Officer may assign Executive such duties and responsibilities that are not substantially inconsistent with Executive’s position as Chief Accounting Officer of the Company.

(b)           During the Employment Period, Executive shall devote substantially all of Executive’s skill, knowledge and working time to the business and affairs of the Company and its subsidiaries; provided that in no event shall this sentence prohibit Executive from performing personal and charitable activities approved by the Board, so long as such activities are in compliance with the Company’s policies and do not materially and adversely interfere with Executive’s duties for the Company.  Executive shall use Executive’s best efforts to carry out Executive’s responsibilities under this Agreement faithfully and efficiently.

3.             Compensation.

(a)            Base Salary.  During the Employment Period, Executive shall receive from the Company an annual base salary (“Annual Base Salary”) at the rate of two hundred and twenty-five thousand dollars ($225,000), with such salary to be adjusted at such times, if any, and in such amounts as recommended by the Chief Financial Officer and approved by the Board or a committee thereof. Executive’s Annual Base Salary shall be subject to annual review by the Chief Financial Officer and the Board (or a committee thereof) during the Employment Term.  The Company shall pay the Annual Base Salary to Executive in accordance with the Company’s normal payroll policy.

(b)           Annual Cash Bonus.  In addition to the Annual Base Salary, Executive is eligible to receive an annual cash bonus each fiscal year during the Employment Period as determined in accordance with the Company’s annual bonus plan and as approved by the Compensation Committee (the “Annual Bonus”).  The actual amount of any Annual Bonus shall depend on the level of achievement of the applicable performance criteria established with respect to the Annual Bonus by the Board and the Compensation Committee in their sole discretion.

(c)            Equity Awards.  During the Employment Period, Executive shall be eligible to receive annual equity awards customarily granted in the first quarter of each fiscal year.  Annual equity awards granted under the Company’s 2006 Amended and Restated Equity Compensation Plan, as amended (or any successor plan), if any, shall be made by the Compensation Committee in its sole discretion.  All annual equity awards granted to Executive shall be contingent on the attainment of certain performance criteria established with respect to such award by the Board and the Compensation Committee in their sole discretion.

(d)           Other Benefits.

(i)            Welfare and Benefit Plans.  During the Employment Period: (A) Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company generally available to similarly situated employees of the Company; provided that, Executive may not be entitled to certain benefits provided to the Company’s Chief Executive Officer; and (B) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) generally available to similarly situated employees of the Company.

(ii)            Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable travel and other expenses incurred by Executive in carrying out Executive’s duties under this Agreement, provided that Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of the incurrence and purpose of such expenses.

(iii)           Vacation.  Executive shall be entitled to no less than five (5) weeks of paid vacation and/or paid time off per calendar year (as prorated for partial years) in accordance with the Company’s policies on accrual and use applicable to executive officers as in effect from time to time.

(e)           Reservation of Rights.  The Company reserves the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referenced in subsections (d)(i), (ii) and (iii) above at any time without recourse by Executive.

4.            Termination.

(a)           Cause.  The Company may terminate Executive’s employment at any time for Cause subject to any notice and cure provisions set forth in the definition thereof.

(b)           By the Company without Cause.  The Company may terminate Executive’s employment at any time without Cause.

(c)           By Executive without Good Reason.  With thirty (30) days prior written notice, Executive may terminate Executive’s employment at any time without Good Reason.

(d)           By Executive for Good Reason.  Executive may terminate Executive’s employment for Good Reason subject to the notice and cure provisions set forth in the definition thereof.

(e)            Change in Control Termination.  Executive’s employment may be terminated by the Company in a “Change in Control Termination.”  For purposes of this Agreement, a “Change in Control Termination” shall mean Executive’s employment with the Company is involuntarily terminated for a reason other than Cause or Executive voluntary terminates for Good Reason on or within twelve months following a Change in Control Event (defined below).

(f)            Death.  Executive’s employment shall terminate automatically upon Executive’s death.

(g)           Disability.  Executive’s employment may be terminated by the Company on account of any Disability (defined below) that has prevented the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred and twenty (120) non-consecutive days during any six (6) month period.

5.             Obligations of the Company Upon Termination.

(a)           For Cause; Resignation without Good Reason; Death; Disability; Expiration of Employment Period.  If Executive’s employment is terminated during the Employment Period by the Company for Cause or upon the Death or Disability of Executive, or if Executive resigns without Good Reason during the Employment Period, or if Executive’s employment is terminated by the Company upon expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive under this Agreement, other than for (A) payment of the sum of (1) Executive’s Annual Base Salary through the date of termination to the extent not theretofore paid, and (2) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”), which Accrued Obligations shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the effective date of termination; and (B) payment to Executive or Executive’s estate or beneficiary, as applicable, of any amounts due pursuant to the terms of any applicable employee benefit plans.

(b)           Change in Control Termination.  If Executive’s employment terminates in a Change in Control Termination, this Agreement shall terminate without further obligations to Executive other than:

(i)           payment of Accrued Obligations through the effective date of termination in a lump sum in cash within thirty (30) days of the effective date of termination;

(ii)           payment of an amount equal to two times the sum of (A) Executive’s Annual Base Salary as in effect immediately prior to the date of termination (or immediately prior to the Change in Control Event, if greater) and (B) an amount equal to the highest annual average of the Annual Bonuses earned by Executive for performance in any two consecutive fiscal years in the last three completed fiscal years immediately preceding the fiscal year in which the date of termination occurs for which bonuses have been paid or are payable (or the last two fiscal years immediately preceding the fiscal year in which the date of the Change in Control Event occurs for which bonuses have been paid or are payable, if greater), payable in equal installments over a period consisting of twenty-four (24) months following the effective date of termination (such payments to be made in accordance with the Company’s normal payroll practices) to begin on the first payroll date following the sixtieth (60th) day after termination of employment, and with the first of such payments to include any regularly scheduled payments that were missed pending the sixty (60) day waiting period; and

(iii)           monthly payments (or reimbursement to Executive) of the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state law (to be made no later than the last day of the month following the month for which the payment or reimbursement is made), for Executive and Executive’s spouse (if so elected) under the Company’s then existing medical, dental and prescription insurance plans for a period equal to the twelve months; provided that (A) Executive elects such continuing coverage in accordance with the requirements of each such plan (provided that during any period when Executive is eligible to receive such benefits under any other employer-provided plan or through any government-sponsored program such as Medicare, the benefits provided under this clause (iii) may be made secondary to those provided under such other plan) or (B) if Executive is not eligible to receive such coverage under COBRA for any month during such twelve month period, then the Company shall pay to Executive on the first day of such month an amount equal to that which the Company would otherwise have been obligated to pay to provide COBRA coverage for Executive and Executive’s spouse (if so elected) for such month.

provided, however, that as conditions precedent to receiving the payments and benefits provided for in this Section 5(b) (other than payment of the Accrued Obligations), Executive shall first execute and deliver to the Company a general release agreement substantially in the form attached hereto as Exhibit A (a “Release”), and all rights of Executive thereunder or under applicable law to rescind or revoke the release shall have expired no later than the forty-five (45) days after the date of termination. If Executive fails to timely execute a Release, all payments and benefits set forth in this Section 5(b) (other than the payment of the Accrued Obligations) shall be forfeited.

(c)           By the Company without Cause or by Executive for Good Reason.  If during the Employment Period the Company terminates Executive’s employment for any reason other than for Cause or Executive terminates Executive’s employment for Good Reason during the Employment Period (in either case other than in a Change in Control Termination), this Agreement shall terminate without further obligations to Executive other than:

(i)           payment of Accrued Obligations through the effective date of termination in a lump sum in cash within thirty (30) days of the effective date of termination;

(ii)           payment of an amount equal to one times the sum of (A) Executive’s Annual Base Salary as in effect immediately prior to the date of termination and (B) an amount equal to the highest annual average of the Annual Bonuses earned by Executive for performance in any two consecutive fiscal years in the last three completed fiscal years immediately preceding the fiscal year in which the date of termination occurs for which bonuses have been paid or are payable, payable in equal installments over a period consisting of twelve (12) months following the effective date of termination (such payments to be made in accordance with the Company’s normal payroll practices) to begin on the first payroll date following the sixtieth (60th) day after termination of employment, and with the first of such payments to include any regularly scheduled payments that were missed pending the sixty (60) day waiting period;

(iii)           monthly payments (or reimbursement to Executive) of the cost of continuing coverage under COBRA or similar state law (to be made no later than the last day of the month following the month for which the payment or reimbursement is made), for Executive and Executive’s spouse (if so elected) under the Company’s then existing medical, dental and prescription insurance plans for a period equal to the lesser of (A) the duration of such coverage or (B) twelve months; provided that (A) Executive elects such continuing coverage in accordance with the requirements of each such plan (provided that during any period when Executive is eligible to receive such benefits under any other employer-provided plan or through any government-sponsored program such as Medicare, the benefits provided under this clause (iii) may be made secondary to those provided under such other plan) or (B) if Executive is not eligible to receive such coverage under COBRA for any month during such twelve month period, then the Company shall pay to Executive on the first day of such month an amount equal to that which the Company would otherwise have been obligated to pay to provide COBRA coverage for Executive and Executive’s spouse (if so elected) for such month;

provided, however, that as conditions precedent to receiving the payments and benefits provided for in this Section 5(c) (other than payment of the Accrued Obligations), Executive shall first execute and deliver to the Company a Release, and all rights of Executive thereunder or under applicable law to rescind or revoke the Release shall have expired no later than the forty-five (45) days after the date of termination. If Executive fails to timely execute a Release, all payments and benefits set forth in this Section 5(c) (other than the payment of the Accrued Obligations) shall be forfeited.

(d)           Exclusive Remedy.  Executive agrees that payments made pursuant to this Section 5 shall constitute the exclusive and sole remedy for any termination of Executive’s employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment; provided, however, that nothing contained in this Section 5(d) shall prevent Executive from otherwise challenging in a subsequent arbitration proceeding a determination by the Company that it was entitled to terminate Executive’s employment hereunder for Cause.  The foregoing shall not limit any of Executive’s rights with regard to equity or incentives (which shall be controlled by the relevant plan and grants) or any rights to indemnification, advancement or payment of legal fees and costs, and coverage under directors and officers liability insurance.

(e)            Termination of Payments.  Anything in this Agreement to the contrary notwithstanding, the Company shall have the right to terminate all payments and benefits owing to Executive pursuant to this Section 5 upon the Company’s discovery of any material breach by Executive of Executive’s obligations under a Release or Sections 6 through 10 of this Agreement.

(f)            Survival of Certain Obligations Following Termination.  Notwithstanding any other provision contained in this Agreement, the provisions in Sections 6 through 23 of this Agreement shall survive any termination of Executive’s employment hereunder (but shall be subject to Executive’s right to receive the payments and benefits provided under this Section 5).

6.             Confidential Information.  Except in the good-faith performance of Executive’s duties hereunder, Executive shall not disclose to any person or entity or use, any information not in the public domain, in any form, acquired by Executive while Executive was employed or associated with the Company or, if acquired following the termination of such association, such information which, to Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company, relating to the Company or its business.  Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and Executive shall on request return to the Company the originals and all copies of any such information provided to or acquired by Executive in connection with Executive’s association with the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by Executive during the course of such association.

7.             Covenant Not to Compete.  Executive agrees that, for the period that Executive is employed by the Company and for the twelve (12) month period following the termination of Executive’s employment with the Company (the “Restrictive Period”), Executive shall not, in the United States or in any country in which the Company conducted business during the Employment Term, directly or indirectly, either for himself or for, with or through any other Person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit Executive’s name to be used by, any business that, in the reasonable judgment of the Board, competes with the Company and its subsidiaries in the air medical transport business, the business of furnishing or retrofitting aircraft to provide medical transports or any material business conducted by the Company during the Employment Period (a “Competitive Activity”).  In making its judgment as to whether any business is engaged in a Competitive Activity, the Board shall act in good faith, and shall first provide Executive with a reasonable opportunity to present such information as Executive may desire for the Board’s consideration.  For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange (a “Public Company”).

8.             No Interference.  During the Restrictive Period, Executive shall not, without the prior written approval of the Company, directly or indirectly through any other Person (a) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (b) hire any Person who was an employee of the Company within twelve months after such Person’s employment with the Company was terminated for any reason or (c) induce or attempt to induce any supplier or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such supplier or business relation and the Company.

9.             Non-Disparagement.  Executive will not, at any time during the Employment Term or following termination of Executive’s employment, will not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that is intended to disparage, either professionally or personally, the Company or its parents, subsidiaries and affiliates, past and present, and each of them, as well as its and their directors, officers, agents, attorneys, and employees.

10.           Return of Documents.  In the event of the termination of Executive’s employment following the Effective Date for any reason, Executive shall deliver to the Company all of (a) the property of the Company or any of its subsidiaries, and (b) non-personal documents and data of any nature and in whatever medium of the Company or any of its subsidiaries, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

11.           Reasonableness of Restrictions.  Executive agrees that the covenants set forth in Sections 6 through 10 are reasonable with respect to their duration, geographical area and scope.  In the event that any of the provisions of Sections 6 through 10 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business or activities restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

12.           Injunctive Relief.  The parties hereto agree that the Company would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained herein, for which there is no adequate remedy at law.  Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of this Agreement, the Company, or its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

13.           Extension of Restricted Periods.  In addition to the remedies the Company may seek and obtain pursuant to this Agreement, the restricted periods set forth herein shall be extended by any and all periods during which Executive shall be found by a court to have been in violation of the covenants contained herein.

14.           Definitions.  As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

“Cause” means with respect to the termination by the Company of Executive as an employee of the Company:

(i)                 Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder that is injurious to the Company or any of its subsidiaries;

(ii)                 Executive’s material breach of (A) the terms and conditions of this Agreement or (B) any non-competition, non-interference, non-disclosure, confidentiality or other similar provision contained in this Agreement or in any other agreement executed by Executive with the Company or any of its subsidiaries;

(iii)                Executive’s failure or refusal to perform substantially Executive’s material duties or responsibilities;

(iv)                Executive’s engaging in conduct that results (or will result if continued) in material injury to the reputation of the Company or any of its subsidiaries, including, without limitation, commission of misappropriation, fraud, embezzlement or other crime involving moral turpitude; or

(v)                 Executive’s conviction of, or pleading “guilty” or “no contest” to a felony under United States state or federal law;

provided, however, Executive will not be deemed to have been terminated for Cause in the case of clauses (ii)(A) or (iii) above, unless any such failure or breach is not fully corrected prior to the expiration of the ten (10) business day period following delivery to Executive of the Company’s written notice that specifies in detail of the alleged Cause event and the Company’s intention to terminate Executive’s employment for Cause.

“Change in Control Event” means:

(i)                 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% or more of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors;

(ii)                 In the event the Board is a classified board, a majority of the individuals who serve in the same class of directors that constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of that class of directors, or in the event the Board is not a classified board, members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)                Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding voting securities of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and (B) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)                Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

 “Disability” shall have the meaning set forth in Treasury Regulation 1.409A-3(i)(4).  Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

“Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (i) a reduction in Executive’s Annual Base Salary unless the annual base salaries of all other executive officers are proportionately decreased; (ii) a change in Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s principal place of employment without the consent of Executive; (iii) any willful breach by the Company of any material provision of this Agreement; or (iv) a significant reduction in the then-effective responsibilities of the Chief Accounting Officer; provided that Executive gives written notice to the Company of the existence of such a condition within ninety (90) days of the initial existence of the condition, the Company has at least thirty (30) days from the date when such notice is provided to cure the condition without being required to make payments due to termination by the Company for Good Reason, and the Executive actually terminates Executive’s employment for Good Reason within six (6) months of the initial occurrence of any of the conditions in (i) – (iv), above.

15.           Indemnification.

(a)           Corporate Acts. In Executive’s capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or employee at the Company’s request, Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s Certificate of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Executive may be involved, or threatened to be involved, as a party or otherwise by reason of Executive’s status, which relate to or arise out of the Company, their assets, business or affairs, if in each of the foregoing cases, (i) Executive acted in good faith and in a manner Executive believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Executive’s conduct was unlawful, and (ii) Executive’s conduct did not constitute gross negligence or willful or wanton misconduct. The Company shall advance all reasonable expenses incurred by Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section 15, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation-related expenses.  Notwithstanding anything herein to the contrary, the provisions of this Section 15(a) shall survive the termination of this Agreement and the termination of the Employment Term for any reason.

(b)           Directors & Officers Insurance. Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy and any other insurance policy providing coverage to directors or officers of the Company, subject to the terms of such policies, in effect at any time in the future to no lesser extent than any other officers or directors of the Company.

16.           Post-Employment Consulting Agreement.  Following termination of Executive’s employment with the Company, the Company, may in its sole discretion, enter into a consulting agreement with Executive pursuant to which Executive will consult with the Board and senior management of the Company on such transition and management matters as shall be agreed upon between the Company and Executive.  Any such consulting agreement will contain non-competition and non-solicitation provisions similar to those contained in this Agreement.

17.           Clawback/Recoupment Policy.  Executive agrees that Executive will be subject to any compensation clawback or recoupment policies of the Company as approved by the Board or a duly authorized committee thereof that are generally applicable to the Company’s senior management, as may be in effect from time to time, or as required by applicable law.  This Section 17 shall survive the termination of this Agreement for a period of three (3) years.

18.           Taxes.

(a)           Except as otherwise provided in Section 20, Executive shall be solely liable for Executive’s tax consequences of compensation and benefits payable under this Agreement, including any consequences of the application of Section 409A of the Code.

(b)           In order to comply with all applicable federal or state income tax laws or regulations, the Company may withhold from any payments made under this Agreement all applicable federal, state, city or other applicable taxes.

19.           Section 409A Savings Clause.

(a)            It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code and this Agreement shall be interpreted accordingly.  To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(b)           Each payment or benefit made pursuant to Section 5 of this Agreement shall be deemed to be a separate payment for purposes of Code Section 409A and each payment made in installments shall be treated as a series of separate payments for purposes of Code Section 409A, to the extent permitted under applicable law.  In addition, payments or benefits pursuant to Section 5 shall be exempt from the requirements of Code Section 409A to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), as exempt reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.

(c)           For purposes of this Agreement, phrases such as “termination of employment,” when used to describe when cash severance payments may be made, shall be deemed to mean “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder.  For clarity, if Executive ceases to be an employmee but does not incur a “separation from service” under Code Section 409A, the Company shall calculate the amount of cash severance pay under Section 5 based on the date of Executive’s state law employment termination, but such cash severance pay will only be paid at such time as Executive incurs a “separation from service” under Section 409A of the Code and the Treasury Regulations thereunder.

(d)           If Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after Executive’s “separation from service” that, absent the application of this Section 19(d), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is five (5) days following the earliest to occur of (i) 6 months after Executive’s “separation from service,” or (ii) Executive’s death.

(e)           All taxable reimbursements provided hereunder that are deferred compensation subjet to the requirements of Code Section 409A shall be made not later than the calendar year following the calendar year in which the expense was incurred.   Any such taxable reimbursements or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

20.           Excise Tax Provisions.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise)  (a “Payment”) including, by example and not by way of limitation, acceleration (by the Company or otherwise) of the date of vesting or payment under any plan, program, arrangement or agreement of the Company, would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then there shall be made a calculation under which such Payments provided to Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”).  A comparison shall then be made between (A) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit; and (B) Executive’s Net After-Tax Benefit without application of the 4999 Limit.  If (B) exceeds (A) by $50,000 or more, then no limit on the Payments shall be imposed by this Section 20.  Otherwise, the amount payable to Executive shall be reduced so that no such Payment is subject to the Excise Tax.  “Net After-Tax Benefit” shall mean the sum of (x) all payments that Executive receives or is entitled to receive that are in the nature of compensation and contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2) (either, a “Section 280G Transaction”), less (y) the amount of federal, state, local and employment taxes and Excise Tax (if any) imposed with respect to such payments.

(b)           In the event that a reduction in Payments is required pursuant to this Section, then, except as provided below with respect to Payments that consist of health and welfare benefits, the reduction in Payments shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio.  For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts being paid furthest in the future being reduced first.  For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro-rata basis (but not below zero) prior to reducing Payments next in order for reduction.  For purposes of this Section, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment as determined for purposes of Code Section 280G, and the denominator of which is the financial present value of such Parachute Payment, determined at the date such payment is treated as made for purposes of Code Section 280G (the “Valuation Date”).  In determining the denominator for purposes of the preceding sentence (1) present values shall be determined using the same discount rate that applies for purposes of discounting payments under Code Section 280G; (2) the financial value of payments shall be determined generally under Q&A 12, 13 and 14 of Treasury Regulation 1.280G-1; and (3) other reasonable valuation assumptions as determined by the Company shall be used.  Notwithstanding the foregoing, Payments that consist of health and welfare benefits shall be reduced after all other Payments, with health and welfare Payments being made furthest in the future being reduced first.  Upon any assertion by the Internal Revenue Service that any such Payment is subject to the Excise Tax, Executive shall be obligated to return to the Company any portion of the Payment determined by the Professional Services Firm to be necessary to appropriately reduce the Payment so as to avoid any such Excise Tax.

(c)           All determinations required to be made under this Section 20, including whether and when a Payment is cut back pursuant to Section 20(a) and the amount of such cut-back, and the assumptions to be utilized in arriving at such determination, shall be made by a professional services firm designated by the Board that is experienced in performing calculations under Section 280G (the “Professional Services Firm”) which shall provide detailed supporting calculations both to the Company and Executive.  If the Professional Services Firm is serving as accountant or auditor for the individual, entity or group effecting the Section 280G Transaction, the Board shall appoint another qualified professional services firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Professional Services Firm hereunder).  All fees and expenses of the Professional Services Firm shall be borne solely by the Company.

21.           Governing Law.  This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof.  Each party shall submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute for which judicial redress is permitted pursuant to this Agreement; however the Company is not limited in seeking relief in those courts.

22.           Arbitration.  Except as provided in Sections 6 through 12 of this Agreement, the Parties agree that any controversy, claim or dispute arising out of or relating to this Agreement, or the breach thereof or arising out of or relating to the employment of Executive, or the termination thereof, including any statutory or common law claims under federal, state, or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration in Colorado in accordance with the employment dispute resolution rules of JAMS. The Parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof.  The Parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Company to which Executive has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this Section shall preclude the Company from going to court to seek injunctive relief to prevent Executive from violating the obligations established in Sections 6 through 10 of this Agreement.

23.           Miscellaneous.

(a)           Entire Agreement.  This Agreement (including Exhibits) constitutes and contains the entire agreement and final understanding concerning Executive’s employment with the Company and the other subject matters addressed herein between the parties.  It is intended by the parties as a complete and exclusive statement of the terms of their agreement.  It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This is a fully integrated agreement.

(b)           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Board (or a person expressly authorized thereby) and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(c)           Binding Effect.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company.

(d)           Notices.  All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

If to the Company, to:

Air Methods Corporation
7301 South Peoria Street
Englewood, Colorado 80112
Attention: General Counsel
Facsimile No.: (303) 790-4780

with a copy to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attention: Kristin Lentz
Facsimile No.: (303) 892-7334

If to Executive, to:

Sharon J. Keck
7301 S. Peoria Street
Englewood, CO 80112

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received.  If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

(e)           Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof

(f)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(g)           Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

(h)           Savings Clause.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AIR METHODS CORPORATION

By:	/s/ Trent J. Carman
Name:	Trent J. Carman
Title:	Chief Financial Officer

EXECUTIVE:

/s/ Sharon J. Keck
Name:	Sharon J. Keck
Title:	Chief Accounting Officer

STRICTLY CONFIDENTIAL

EXHIBIT A

GENERAL RELEASE

1.	Definitions.

I intend all words used by this Release to have their plain meanings in ordinary English.  These terms shall have the following meanings:

A.	I, me, my and Releasor mean me and anyone who has or obtains any legal rights or claims through me.

B.
Employer means:  (i) Air Methods Corporation and its direct and indirect subsidiaries (collectively, the “Company”), (ii) any other company affiliated with the Company in the past or present, (iii) limited to their capacities related to the Company, the past and present officers, directors, employees, shareholders, attorneys, agents and representatives of the Company, (iv) any present or past employee benefit plan sponsored by the Company and/or officers, directors, trustees, administrators, employees, attorneys, agents and representatives of such plan, (v) and any person (limited to his or her capacity related to the Company) who acted on behalf of the Company on instruction from the Company.

C.	Employment Agreement means that certain Amended and Restated Employment Agreement dated as of September [ ], 2012, between me and the Company.

D.	My claims means all of my rights to any relief of any kind from the Employer, including but not limited to:

1.
All claims I now have, whether or not I now know about such claims, including all claims arising out of or relating to my past employment with the Company, the termination of that employment or statements or actions of the Employer including, but not limited to: breach of contract; defamation; infliction of emotional distress; wrongful discharge; workers’ compensation retaliation; violation of the Age Discrimination in Employment Act of 1967; Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866 and 1871; the Civil Rights Act of 1991; the Family and Medical Leave Act; the National Labor Relations Act; The Americans with Disabilities Act; COBRA; ERISA; the anti-discrimination laws of the state in which I reside and of any other state; the Wage Claim Act or corresponding statute of the state in which I reside; and/or any other federal, state or local statute, law, ordinance, regulation, order or principle of common law;

2.
All claims I have now, whether or not I know about the claims, for any type of relief from the Employer, including, but not limited to, all claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages for any alleged breach of contract, any tort claim and any alleged personal injury or emotional injury or damage; and

3.	All claims for attorneys’ fees (except as provided below);

but excluding (i) my rights to receive payments and benefits pursuant to Section 5(b) or (c) of my Employment Agreement; (ii) my rights to indemnification (including advancement and reimbursement of attorneys’ fees) and directors and officers liability insurance; (iii) my rights as a stockholder of the Company; (iii) my rights to any payment or benefit under any employee benefit plan, program or policy or equity or incentive plan; and (iv) my rights to any vesting and exercise of any equity grant pursuant to the terms of such equity grant; and (v) any payment or reimbursement as provided for in the Employment Agreement.

2.	Agreement to Release My Claims.

In exchange for my right to receive payments and other benefits under Section 5 of my Employment Agreement, I agree to give up all My Claims against the Employer and give up all other actions, causes of action, claims or administrative complaints that I have against the Employer.  I will not bring any lawsuits or administrative claims against the Employer relating to the claims that I have released nor will I allow any lawsuits or claims to be brought or continued on my behalf or in my name.  The money and other consideration I receive pursuant to Section 5(b) or (c) of my Employment Agreement is a full and fair payment for the release of My Claims and the Employer does not owe me anything further for My Claims.  Separate from this agreement, I will also receive the Accrued Obligations (as defined in my Employment Agreement).  My rights to receive the other payments and benefits due under Section 5(b) or (c) of my Employment Agreement shall be effective only after receipt by the Employer of this Release, signed by me and properly notarized, and after the expiration of the seven (7) day revocation period mentioned in Section 5, below.  I understand that I will not receive any payments due me under Section 5(b) or (c) of my Employment Agreement (other than payment of the Accrued Obligations under clause (1) thereof) if I revoke or rescind this Release, and in any event, until after the seven (7) day revocation period has expired.

3.	Additional Agreement and Understandings.

Even though the Employer will pay me to settle and release My Claims, the Employer does not admit that it is legally obligated to me, and the Employer denies that it is responsible or legally obligated for My Claims or that it has engaged in any improper conduct or wrongdoing against me.

I have read this Release carefully and understand its terms.  I am hereby being advised by the Employer to consult with an attorney prior to signing this Release.  My decision to sign or not to sign this Release is my own voluntary decision made with full knowledge that the Employer has advised me to consult with an attorney.  In agreeing to sign this Release, I have not relied on any statement or explanation of my rights or obligations made by the Employer or its attorneys.

I am old enough to sign this Release and to be legally bound by the agreements that I am making.  I represent that I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceeding between the time any of My Claims accrued and date of my signature below.  I am legally able and entitled to receive the entire sum of money being paid to me by the Employer in settlement of My Claims.  I have not assigned or pledged any of My Claims or any portion of them to any third person.  I am a resident of the State of Colorado and have executed this Release within the State of Colorado.  I understand and agree that this Release contains all the agreements between the Employer and me relating to this settlement, and that it supersedes all prior negotiations and agreements relating to the subject matter hereof.

4.	Twenty-One Day Period to Consider the Release.

I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release.  If I cannot make up my mind in that time, the Employer may or may not allow more time.  I acknowledge that if I sign this Release before the end of the twenty-one (21) day period, it will be my personal, voluntary decision to do so.

5.	Seven Day Period to Rescind the Release.

I understand that I may rescind (that is, cancel) this Release for any reason within seven (7) calendar days after I sign and deliver it to the Employer.  I understand that my notice rescinding this agreement must be in writing and hand-delivered or mailed to the Employer.  If mailed, my notice rescinding this agreement must be:

A.	Postmarked within seven (7) days after I sign and deliver this agreement to the Employer;

B.	Properly addressed to:	Air Methods Corporation
7301 South Peoria Street
Englewood, Colorado 80112
Attention: General Counsel

and

C.	Sent by certified mail, return receipt requested, postage pre-paid.

6.	Mutual Non-Disparagement.

(i) I agree that I will not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that is intended to disparage, either professionally or personally, the Company or its parents, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors and officers, agents, attorneys, and employees and (ii) the Company agrees that the Company and its subsidiaries and its directors and senior executives will not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that is intended to disparage, either professionally or personally, me or my professional reputation.  Nothing herein shall prohibit any party (1) from disclosing that I am no longer employed by the Company; (2) from responding truthfully to any governmental investigation, legal process or inquiry related thereto, (3) from making traditional competitive statements in the course of promoting a competing business (other than in violation of Sections 5 or 6 of the Employment Agreement); or (4) from making a good faith rebuttal of the other party’s untrue or misleading statement.

7.	Survival of Certain Provisions of Employment Agreement.

Sections 6 through 15 and 17 through 23 of the Employment Agreement (but subject to Executive’s right to receive the payments and benefits provided under Section 5 of the Employment Agreement) shall survive the termination of my employment and are incorporated herein by reference as if fully set forth.

8.	Choice of Law.

This Release shall be deemed to have been executed and delivered within the State of Colorado, and my rights and obligations and the rights and obligations of the Employer hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

9.	Arbitration.

Any dispute or controversy arising out of interpretation or enforcement of this Release shall be resolved pursuant to the terms set forth in Section 22 of the Employment Agreement.

10.	Severability.

If any provision of this Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.  On the contrary, such remaining provisions shall be fully severable, and this Release shall be construed and enforced as if such invalid provisions never had been inserted in the Release.

A-4

RELEASOR

Sharon J. Keck

Date:

STATE OF	)
COUNTY OF	) ss:

Subscribed and sworn to me a Notary Public in and for the state of ____________________ by ____________________ this __________ day of ____________________, 20__.

Notary Public in and for the State of
My commission expires:

AGREED AND ACCEPTED FOR EMPLOYER:
AIR METHODS CORPORATION

By:
Title:
Date: